Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286709

ARES STRATEGIC INCOME FUND

SUPPLEMENT NO. 24 DATED FEBRUARY 4, 2026

TO THE PROSPECTUS DATED APRIL 23, 2025

This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Ares Strategic Income Fund (the “Fund”), dated April 23, 2025 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Effective immediately, the Prospectus is updated to disclose that on January 29, 2026, the Fund as parent and servicer, ASIF Funding II, LLC, a wholly owned subsidiary of the Fund, as borrower ( “ASIF Funding II”) and The Bank of Nova Scotia, as administrative agent and revolving lender, entered into Amendment No. 6 to Credit Agreement (the “SB Funding Facility Amendment”) to the Credit Agreement, dated as of March 1, 2024 (as amended, the “SB Funding Facility”), by and among ASIF Funding II, the Fund, as parent and servicer, the lenders from time to time parties thereto, The Bank of Nova Scotia, as administrative agent, the collateral agent and collateral administrator party thereto, and the custodian and document custodian party thereto.

Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the Prospectus included herein is a combined prospectus that relates to (i) the Registration Statement (File No. 333-264145), dated April 5, 2022, as amended, previously filed by the Fund on Form N-2 (the “Prior Registration Statement”), and (ii) the Registration Statement (File No. 333-286709), dated April 23, 2025, as amended, previously filed by the Fund on Form N-2 (the “Registration Statement”). This Supplement also constitutes a supplement to the Prior Registration Statement.

Amendment No. 6 to the SB Funding Facility

On January 29, 2026 (the “Closing Date”), the Fund and ASIF Funding II entered into the SB Funding Facility Amendment.

The SB Funding Facility Amendment, among other things, (a) increased the total commitments under the SB Funding Facility by $750 million from $750 million to $1.5 billion, of which $375 million will become available after the nine month period following the Closing Date; (b) extended the reinvestment period from October 8, 2027 to July 29, 2028; (c) extended the stated maturity date from April 8, 2034 to January 29, 2035; (d) adjusted the interest rate charged on the SB Funding Facility from SOFR plus an applicable margin of (i) 1.90% during the reinvestment period and (ii) 2.20% following the reinvestment period to SOFR plus an applicable margin of (i) 1.80% during the reinvestment period and (ii) 2.00% following the reinvestment period and (e) adjusted the commitment fee to provide that no such fee will be charged for the first three months after the Closing Date with respect to the amount of the increase in total commitments under the SB Funding Facility on the Closing Date. Otherwise, from the Closing Date, the SB Funding Facility Amendment provides that the commitment fee is adjusted from (x) 0.50% or 1.00% per annum to (y) 0.50%, 0.75% or 1.00% per annum, in each case depending on the aggregate amount of unused commitments under the SB Funding Facility. The other terms of the SB Funding Facility remained materially unchanged.

Borrowings under the SB Funding Facility are subject to the SB Funding Facility’s various covenants and leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the SB Funding Facility Amendment and is qualified in its entirety by reference to the copy of the SB Funding Facility Amendment, which is filed as an exhibit to the Registration Statement.

Please retain this Supplement with your Prospectus.